Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 3, 2023, with respect to the consolidated financial statements of Zuora, Inc., and the effectiveness of internal control over financial reporting, included herein.

/s/ KPMG LLP

Santa Clara, California
April 3, 2023